Exhibit 21.1

List of Subsidiaries of the Company
Sunrise Realty Trust Holdings I LLC, a Delaware limited liability company
Sunrise Realty Trust Holdings II LLC, a Delaware limited liability company
Sunrise Realty Trust TRS LLC, a Delaware limited liability company